Exhibit 99.1

New York Community Bancorp, Inc. Reschedules Its 2016 Annual Meeting of Shareholders

WESTBURY, N.Y.--(BUSINESS WIRE)--March 17, 2016--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today announced that it has moved the date of its 2016 Annual Meeting of Shareholders from Thursday, June 2nd to Tuesday, June 7th.

In connection with the five-day postponement, the date of record for voting at the Annual Meeting has been moved from April 7th to April 12th. In addition, the proxy materials for the Annual Meeting will be mailed on or about April 28th, rather than on or about April 22nd, as originally announced.

The Annual Meeting still will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the postponement is to avoid having the proxy materials for the Company’s Annual Meeting of Shareholders outstanding at the same time as the proxy materials for the Company’s Special Meeting of Shareholders on April 26th, which is being held in relation to the pending merger with Astoria Financial Corporation.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $50.3 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.4 billion and 257 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com

CONTACT:
New York Community Bancorp, Inc.
Investor Contact:
Ilene A. Angarola, 516-683-4420
or
Media Contact:
Kelly Maude Leung, 516-683-4032